UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 8, 2006 (December 4, 2006)

(Date of Earliest Event Reported)

CREDENCE SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-22366	94-2878499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1421 California Circle Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)

408-635-4300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2006, upon the recommendation of the Compensation Committee, the Board of Directors of Credence Systems Corporation (the “Company”) approved the 2007 Incentive Plan which provides for the payment of two cash bonuses during the year upon the achievement of specific performance criteria for the 2007 fiscal year. The first half of the bonuses will be paid at the end of the first two quarters of fiscal year 2007 and the second half of the bonuses will be paid at the end of fiscal year 2007. The payment of bonuses at the end of the first two quarters of fiscal year 2007 is dependent upon the achievement of certain measurable objectives, including objectives related to revenue growth, market share growth, operational efficiencies and quality, and the Company achieving a minimum operating income for the first two quarters of fiscal year 2007, with the amount available for payment of bonuses scaling up as operating income exceeds the minimum amount. The criteria for payment of bonuses at the end of fiscal year 2007 will be determined by the Company prior to the end of the second quarter of fiscal year 2007. Substantially all of the Company’s non-sales employees are eligible to participate in the 2007 Incentive Plan, including the Company’s executive officers. Bonuses under the 2007 Incentive Plan may be from 5% to 100% of an employee’s salary, with such percentage varying among the employees. Each of Lavi Lev, John C. Batty and Byron W. Milstead may receive bonuses of up to 50%, 30% and 25%, respectively, of their annual salaries, subject to increases in operating income for the first two quarters of fiscal year 2007 over the minimum amount discussed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDENCE SYSTEMS CORPORATION

By:	/s/ Byron W. Milstead
Byron W. Milstead
Senior Vice President, General Counsel
and Assistant Secretary

Date: December 8, 2006